CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY
                                   SCHEDULE 14A

                               SCHEDULE 14A INFORMATION
                    PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                           SECURITIES EXCHANGE ACT OF 1934


Filed by the registrant /X/
Filed by a party other than the registrant / /
Check the appropriate box:
/ / Preliminary proxy statement
/ / Definitive proxy statement
/X/ Definitive additional materials
/ / Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                                   Showboat, Inc.
- -------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

                                   Showboat, Inc.
- -------------------------------------------------------------------------------
                  (Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the Appropriate box):
    /X/ $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i), or 14a-6(j)(2)
    / / $500 per each party to the controversy pursuant to Exchange Act
        Rule 14a-6)i)(3)
    / / Fee computed on table below per Exchange Act Rules 14a-6(i)(4)

    (1) Title of each class of securities to which transaction applies:

        9-1/4% First Mortgage Bonds due 2008
- -------------------------------------------------------------------------------

    (2) Aggregate number of securities to which transaction applies:

- -------------------------------------------------------------------------------

    (3) Per unit price of other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

- -------------------------------------------------------------------------------

    (4) Proposed maximum aggregate value of transaction:

- -------------------------------------------------------------------------------

    / / Check box if any part of the fee is offset as provided by Exchange Act
        Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    (1) Amount previously paid:

- -------------------------------------------------------------------------------

    (2) Form, schedule or registration statement no.:

- -------------------------------------------------------------------------------

    (3) Filing party:

- -------------------------------------------------------------------------------

    (4) Date filed:

- -------------------------------------------------------------------------------
              SHOWBOAT HOTEL, CASINO & BOWLING * LAS VEGAS
                      Las Vegas * Nevada * 89104
															2800 Fremont Street * Phone (702) 385-9124

                           June 17, 1994




Holders of:

     9-1/4% First Mortgage Bonds due 2008
     of Showboat, Inc.

Ladies and Gentlemen:


          Showboat, Inc. ("Showboat"), is soliciting the consent of the holders (the "Holders") of its 9-1/4% First Mortgage Bonds due 2008 (the "Bonds") to certain modifications (the "Amendments") to the indenture pursuant to which the Bonds were issued (the "Indenture"). Showboat had previously provided to the Holders a consent solicitation statement dated June 1, 1994. Enclosed with this letter is the Consent Solicitation Statement which supplements and modifies the June 1, 1994 Consent Solicitation Statement as of June 17, 1994. Terms not otherwise defined herein have the meanings assigned to them in the Indenture or the proposed Amendments.




          As compensation for your consent to the proposed Amendment, as supplemented and modified, Showboat will pay to Holders who consent to the proposed Amendments, a cash fee equal to two percent (2%) of the outstanding principal amount of the Bonds held by each such consenting Holder, upon the effectiveness of the proposed Amendments. HOLDERS WHO DO NOT CONSENT WILL NOT RECEIVE ANY PAYMENT IF THE PROPOSED AMENDMENTS ARE APPROVED. Consents may only be executed by the Holders of record on the record date of Thursday, May 19, 1994. The expiration date for the consent is 5:00 p.m. Friday, July 1, 1994.



          IF YOU HAVE ALREADY CONSENTED TO THE PROPOSED AMENDMENTS IDENTIFIED IN THE CONSENT SOLICITATION STATEMENT DATED JUNE 1, 1994, SHOWBOAT HAS AGREED TO ACCEPT YOUR CONSENT AND WILL PAY THE CONSIDERATION FOR YOUR CONSENT AS IF YOU HAD CONSENTED TO THE AMENDMENTS, AS SUPPLEMENTED AND MODIFIED, IN THE ENCLOSED CONSENT SOLICITATION STATEMENT. However, if you, after reviewing the enclosed Consent Solicitation Statement desire to withdraw your consent you must do so by sending a written revocation to IBJ Schroder Bank and Trust Company, the Trustee for the Bonds (the "Trustee"), at the address specified on page 4 of the enclosed Consent Solicitation Statement.



          The purpose of the proposed Amendments is to facilitate Showboat's investment in (i) Sydney Harbour Casino Holdings Limited ("SHCH") which was selected by the New South Wales Casino Control Commission to be the preferred applicant to develop, construct and operate the sole full-service casino in Sydney, Australia and (ii) other emerging gaming opportunities. The proposed Amendments, as supplemented and modified, accomplish these goals by (a) permitting Showboat or its subsidiaries to invest in Controlled Entities (as defined in the Consent Solicitation Statement), the equity investment and management fees (subject to certain approvals) of which will be pledged as additional Collateral to secure your Bonds; (b) permitting Showboat or its subsidiaries to raise up to $150 million in subordinated indebtedness, which will not be secured by any Collateral and at least $100 million of the proceeds of which will be used to fund Showboat's investment in SHCH; (c) permit Showboat to pay its regular quarterly dividend and make certain Restricted Payments permitted by Section 4.09(b), as amended, without meeting the debt incurrence requirement contained in the Indenture; (d) limit Showboat from incurring no more than fifty percent (50%) of the cost of improvements to either the Las Vegas Showboat or the Atlantic City Showboat with indebtedness which is pari passu to the Bonds.




          Donaldson, Lufkin & Jenrette Securities Corporation is assisting us as solicitation agent for this solicitation and can be reached at (212) 504-3589 (Attention: Kirk B. Wortman) if you have any questions after reviewing the enclosed materials. Questions also may be directed to Leann Schneider, the Chief Financial Officer of Showboat, at (702) 385-9162 or Brad Straub, the Vice President Finance of Showboat Development Company, at
(609) 487-2018. Holders of the Bonds are requested to return their consents as soon as possible, but in no event later than 5:00 p.m., New York time, on Friday, July 1, 1994 to the attention of Reorganization Operations Department, IBJ Schroder Bank and Trust Company (the "Trustee") as described in the enclosed Consent Solicitation Statement.



          We are all very proud of Showboat. Thank you for your support.

                              Sincerely,
                              /s/ Showboat, Inc.
                              SHOWBOAT, INC.


Enclosure
                         SHOWBOAT, INC.
                      2800 Fremont Street
                    Las Vegas, Nevada 89104

                   Solicitation of Consents to
                Proposed Amendments to Indenture

                        _________________

              9-1/4% First Mortgage Bonds due 2008
           ($275,000,000 principal amount outstanding)

                 Consent Solicitation Statement,
                   as Amended on June 17, 1994


     Showboat, Inc. ("Showboat") is soliciting (the "Solicitation") the consents (the "Consents") of holders of record (the "Holders") as of May 19, 1994 (the "Record Date") of its 9-1/4% First Mortgage Bonds due 2008 (the "Bonds") to certain proposed amendments (the "Amendments") to the Indenture governing the Bonds and the Related Documents (the "Indenture"). Showboat had previously mailed to its Holders a Consent Solicitation Statement containing certain proposed amendments. The Solicitation is being made upon the terms and is subject to the conditions set forth in this Consent Solicitation Statement and in the accompanying Consent. Only Holders of record of the Bonds at the close of business on the Record Date will be entitled to Consent.



     Showboat mailed its initial Consent Solicitation Statement to obtain the Consents of Holders of its Bonds to certain proposed amendments on June 1, 1994. Since such time Showboat has approved modifications to the proposed amendments and the proposed Amendments, as modified, are described herein. SHOWBOAT WILL ACCEPT ALL PREVIOUSLY SIGNED AND MAILED CONSENTS AND PAY THE CONSIDERATION SPECIFIED ON PAGE 4 EVEN THOUGH CONSENTS ARE NOT SIGNED BY SUCH HOLDERS IN CONNECTION WITH THE PROPOSED AMENDMENTS, AS MODIFIED. HOLDERS MAY REVOKE THEIR CONSENT BY NOTIFYING IN WRITING THE TRUSTEE FOR THE BONDS AT THE ADDRESS SPECIFIED ON PAGE 2.



     The Amendments, as modified, require the Consent of the Holders of at least a majority in principal amount of the Bonds. Holders of the Bonds who wish to Consent must consent to all of the Amendments as a whole. Showboat's Board of Directors has approved the Amendments and urges that Holders of the Bonds consent to their adoption.



     THE ACCOMPANYING CONSENT IS SOLICITED BY THE BOARD OF DIRECTORS. THE DEFINITIVE CONSENT SOLICITATION STATEMENT AND THE ACCOMPANYING FORM OF CONSENT, AS AMENDED, IS BEING MAILED TO HOLDERS ON OR ABOUT JUNE 27, 1994. IF YOUR BONDS ARE HELD IN THE NAME OF A BROKERAGE FIRM, BANK NOMINEE OR OTHER INSTITUTION, ONLY IT CAN SIGN THE CONSENT WITH RESPECT TO YOUR BONDS. ACCORDINGLY, PLEASE CONTACT THE PERSON RESPONSIBLE FOR YOUR ACCOUNT AND GIVE INSTRUCTIONS FOR A CONSENT TO BE SIGNED REPRESENTING YOUR BONDS.


     The securities entitled to consent to the proposed Amendments are the Bonds. Holders of a majority in principal amount of the Bonds or Holders of more than $137,500,000 in principal amount of the Bonds are required to vote in favor of the proposed Amendments. At the close of business on May 19, 1994, $275,000,000 in principal amount of the Bonds was outstanding.

     Regardless of the outcome of the Solicitation, the Bonds will continue to be outstanding and will continue to bear interest as provided in the Indenture.

     If the Amendments become effective, they will be binding on all Holders and their transferees, whether or not such Holders deliver their Consents. In no event should Holders tender or deliver their Bonds. All other provisions of the Indenture that are not amended remain in full force and effect.

     Each definitive Consent form should be sent via Federal
Express, or by fax followed up with original by mail, to the Trustee at the following address:

          IBJ Schroder Bank & Trust Company
          One State Street
          New York, New York 10004
          Attention:  Reorganization Operations Department
          Telephone:  (212) 858-2103
          Fax:        (212) 858-2611

     Questions or requests for additional copies of this Consent Solicitation Statement or the Consent form should be directed to Showboat's Solicitation Agent, Donaldson, Lufkin & Jenrette Securities Corporation, 140 Broadway, New York, New York 10005, telephone number: (212) 504-3589 (Attention: Kirk B. Wortman). Questions also may be directed to Leann Schneider, Showboat's Chief Financial Officer, at (702) 385-9162 and Brad Straub, the Vice President Finance of Showboat Development Company, at
(609) 487-2018.

     Showboat has not authorized any person to give any information or make any representation in connection with the Solicitation of Consents other than those contained herein and, if given or made, such information or representations must not be relied upon as having been authorized. The delivery of this Consent Solicitation Statement shall not, under any circumstance, create any implication that the information herein is correct after the date hereof.

     The Solicitation is not being made to, nor will Showboat accept Consents from, the Holders of the Bonds in any jurisdiction in which the Solicitation would not be in compliance with the securities or blue sky laws of such jurisdiction.


     THE SOLICITATION WILL EXPIRE AT 5:00 P.M., NEW YORK TIME, ON FRIDAY, JULY 1, 1994, UNLESS EXTENDED (AS IT MAY BE EXTENDED FROM TIME TO TIME THE "EXPIRATION DATE"). IF THE REQUISITE CONSENTS WITH RESPECT TO THE SOLICITATION HAVE NOT BEEN RECEIVED BY 5:00 P.M., NEW YORK TIME, ON THE EXPIRATION DATE, SHOWBOAT MAY EXTEND THE SOLICITATION FROM TIME TO TIME UNLESS THE REQUISITE CONSENTS HAVE BEEN RECEIVED. NOTWITHSTANDING ANYTHING TO THE CONTRARY SET FORTH IN THIS CONSENT SOLICITATION STATEMENT, SHOWBOAT RESERVES THE RIGHT TO EXTEND, AMEND OR TERMINATE THE SOLICITATION AT ANY TIME PRIOR TO THE EFFECTIVENESS OF THE PROPOSED AMENDMENTS, OR TO DELAY ACCEPTING CONSENTS.


     Any Holder giving a consent has the power to revoke it prospectively by giving written notice to the Trustee, by delivering to the Trustee a duly executed consent bearing a later date or by notifying the Trustee prior to the Expiration Date. The Bonds represented by the enclosed consent will be voted if the consent is properly executed and received by the Trustee prior to the Expiration Date.

     The Solicitation is based upon information provided solely by Showboat. The Solicitation Agent has not independently verified and does not make any representation or warranty, express or implied, or assume any responsibility, as to the accuracy or adequacy of the information contained herein.

     Recipients of this Consent Solicitation Statement are not to construe the contents of the Consent Solicitation Statement as legal, business or tax advice. Each recipient should consult his or her own attorney, business advisor and tax advisor as to legal, business, tax and related matters concerning this Solicitation.

The Solicitation

Votes Required                Showboat must receive the unrevoked
                              Consents of at least a majority in
                              principal amount of the outstanding
                              Bonds.

Acceptance of Consents        Showboat will accept all properly
                              completed and executed consents
                              received and not revoked on or
                              before 5:00 p.m., New York time, on
                              the Expiration Date and execute a
                              Supplemental Indenture upon
                              acceptance of such Consents.  If
                              the requisite Consents are not
                              received by the Expiration Date,
                              Showboat may extend the
                              Solicitation and continue to accept
                              Consents.  Showboat may, however,
                              elect at any time to terminate the
                              Solicitation.

Procedure for Consents        Consents, to be effective, must be
                              properly completed and executed in
                              accordance with the instructions
                              contained herein and in the Consent
                              form.  Only Holders of record of
                              the Bonds on the Record Date are
                              entitled to Consent (or holders of
                              a valid proxy from the holder of
                              record).  Holders who wish to
                              Consent must consent to all of the
                              Amendments as a whole.

Record Date                   May 19, 1994.


Consideration for Consents    Showboat will pay to Holders who
                              Consent to the proposed Amendments
                              a cash fee equal to 2.0% of the
                              outstanding principal amount of the
                              Bonds held by each such Consenting
                              Holder upon the effectiveness of
                              the proposed Amendments.  HOLDERS
                              WHO DO NOT CONSENT WILL NOT RECEIVE
                              ANY PAYMENT IF THE PROPOSED
                              AMENDMENTS ARE APPROVED.


Revocation of Consents        Consents may be revoked at any time
                              prior to the Trustee's receipt of a
                              certificate and opinion of counsel
                              from Showboat certifying receipt of
                              Consents of at least a majority in
                              principal amount of the outstanding
                              Bonds (which may be prior to the
                              Expiration Date).  Any Holder
                              desiring to revoke a Consent must
                              timely file with the Trustee a
                              written revocation of such Consent.

Delivery of Consents          Executed Consent forms should be
                              delivered to the Trustee:

                              IBJ Schroder Bank & Trust Company
                              One State Street
                              New York, New York 10004
                              Attention:  Reorganization
                                          Operations Department
                              Telephone:  (212) 858-2103
                              Fax:        (212) 858-2611

                              Consent forms should not be
                              delivered directly to Showboat.  IN
                              NO EVENT SHOULD HOLDERS TENDER OR
                              DELIVER THEIR BONDS.

Information                   Requests for additional information
                              and additional copies of this
                              Consent Solicitation Statement and
                              the consent form should be directed
                              to the Solicitation Agent:
                              Donaldson, Lufkin & Jenrette
                              Securities Corporation, 140
                              Broadway, New York, New York 10005,
                              Attention:  Kirk B. Wortman,
                              telephone number:  (212) 504-3589.

PURPOSE


     The purpose of this solicitation is to obtain approval of the proposed Amendments to the Indenture under which the Bonds were issued. Since the completion of the Bond Offering, Showboat Star Partnership commenced operations of its riverboat in New Orleans, Louisiana. Showboat owns 50% of the partnership interest in, and manages the riverboat through wholly-owned subsidiaries. Showboat's investment in the Showboat Star Partnership was a Restricted Payment under the Indenture. Additionally, the Company has investigated gaming opportunities throughout the United States of America and the world. Showboat has announced and is currently pursuing, among others, the following opportunities:



          (i) It is a member of a consortium which was selected as the preferred applicant to develop, construct and operate the sole full service casino in Sydney, New South Wales, Australia. The consortium is forming a publicly traded Australia corporation, Sydney Harbour Casino Holdings Ltd. ("SHCH") to be the parent corporation of the Sydney casino licensee. The casino is expected to open as a temporary casino in 1995 and a permanent casino with 1,500 slot machines and 200 table games in 1997. Showboat will be required to contribute up to approximately A$135 million (Australian dollars) to SHCH for an approximately 27% interest. Showboat intends to finance its investment in SHCH with a combination of cash on hand and the proceeds of an equity or debt offering. Showboat will also receive a management fee pursuant to a 99-year management contract between the casino licensee and a Controlled Entity which is 85% owned by Showboat;



         (ii) It has entered into a partnership, the Showboat Marina Partnership, to develop the only gaming vessel and related dockside improvements in East Chicago, Indiana. Showboat, through Subsidiaries, will own 55% of the partnership interests and its partner, Waterfront Development & Entertainment, Inc., will own 45% of the partnership interests. The partnership is the only applicant for the East Chicago gaming berth. Showboat plans to contribute approximately $30 million to the partnership and Showboat is obtaining financing in excess of $75 million (currently anticipated to be approximately $90 million) for the development, construction and outfitting of the gaming vessel which will contain up to 60,000 square feet of gaming area and the related dockside improvements;


               Gaming in Indiana, except in Lake County, was approved in county referendums. In Lake County, the county in which East Chicago, Hammond and Gary are located, gaming was approved by city referendums and no vote was required in Gary. A lawsuit was filed in Porter County, Indiana seeking to declare the portion of the Riverboat Gambling Act that treated Lake County differently than other Indiana counties unconstitutional under Indiana's constitution which prohibits "special" legislation. On May 19, 1994, the Porter County Superior Court issued an order declaring such provisions of the Riverboat Gambling Act unconstitutional and ordered the Indiana Gaming Commission to cease all activity, except background investigations, in the process of licensing riverboats until such time as the legislature cures the constitutional defects in the legislation or until further order of the Superior Court or the Indiana Supreme Court. No assurance can be given that the May 19, 1994 order of the Porter Superior Court shall be rescinded by such court, overturned by the Indiana Supreme Court, or cured by the Indiana Legislature; and


        (iii) A subsidiary of Showboat, Showboat Mohawk Investment Limited Partnership has entered into a tribal management and construction agreement with the St. Regis Mohawk Tribe for the renovation, expansion, and outfitting of a building located on the St. Regis Mohawk Reservation in Hogansburg, New York. In addition, Showboat Mohawk Investment Limited Partnership will provide working capital for start-up operations and will lend up to $35 million to the St. Regis Mohawk Tribe for renovating, expanding and outfitting of a building containing, after expansion, up to an approximately 30,000 square foot casino with approximately 130 table games. In addition, a portion of the loan will be used for working capital and for start-up operation purposes. The Agreement contemplates the payment of a management fee to Showboat Mohawk Investment Limited Partnership of 20% of earnings before taxes, interest, depreciation and amortization for a term of five years. The management fee so calculated cannot exceed 30% of net gaming revenues. The tribal management agreement and related documents must be approved by the National Indian Gaming Commission ("NIGC"). Additionally, a newly elected St. Regis Mohawk Tribal Chief has requested the NIGC to delay taking any action on the agreements until July 1994. Approval of certain environmental matters is also required. The Governor of New York and the St. Regis Mohawk Tribe entered into a state gaming compact on October 15, 1993.


     No assurance can be given that any of the foregoing listed gaming opportunities or others will be realized.


     The existing Indenture significantly limits Showboat's ability to enter into partnerships, consortiums or other corporations on a less than wholly-owned basis. Showboat has agreements with third parties to develop the announced casinos which management believes will enhance its competitive position in the gaming industry and increase and diversify Showboat's operating cash flow. Additionally, Showboat believes that the likelihood of realizing gaming opportunities increases if Showboat has aligned itself with local investors. However, due to limitations in the Indenture, unless the proposed Amendments are approved, Showboat's ability to include local investors is limited since investments in non-wholly owned Subsidiaries are not Permitted Investments and constitute Restricted Payments. Moreover, unless the proposed Amendments are approved, Showboat's ability to expand its operations beyond the Sydney Casino will be substantially reduced since the current Indenture limits Showboat's ability to invest in non-wholly owned subsidiaries.



BACKGROUND AND PURPOSE OF THE PROPOSED AMENDMENTS

Description of Proposed Amendments

     Showboat seeks the Holders' consent to Proposed Amendments, as modified, each of which is described below. The text of the proposed Amendments are contained in Exhibit A.


          (a) Permit Investment in Non-Wholly Owned Subsidiaries and SHCH Which are Controlled or Managed by Showboat. Adding provisions permitting Showboat to invest in Controlled Entities which are engaged in gaming activities will provide greater investment flexibility to Showboat. Showboat has evaluated a number of gaming projects in emerging gaming markets. Most of these opportunities are in the form of joint ventures with local business people. These joint ventures provide a means to expand into new gaming jurisdictions. The local business people provide an understanding of the local market and provide a relationship with the community in which the gaming facility is to be built. Showboat provides the casino management skills necessary to gain state licensing and expertise to operate the gaming facility.
The ownership's structure of these joint ventures is such that Showboat would own at least 50% of the venture and would control the daily operation of the project.


          Section 4.09 currently limits Showboat from investing in non-wholly owned subsidiaries except by making Restricted Payments or by making Investments in Non-Recourse Subsidiaries. Holders are requested to amend Section 4.09 to permit investments in Controlled Entities. A Controlled Entity will be any of (a) SHCH, (b) any Non-Recourse Subsidiary of Showboat, including Showboat Star Partnership and Showboat Marina Partnership, provided that Showboat or a Subsidiary of Showboat owns at least 50% of the outstanding Capital Stock of such Non-Recourse Subsidiary and which is designated by the Company as a Controlled Entity or (c) any Qualified Native American Gaming Project, including the Qualified Native American Gaming Project to be managed by Showboat Mohawk Investment Limited Partnership, provided that in each case: (i) each Subsidiary of Showboat that owns, directly or indirectly, any Capital Stock of the Controlled Entity shall become a Guarantor of the Bonds; (ii) the Capital Stock of such Guarantor or Controlled Entity is pledged to the Trustee as Collateral to secure the Bonds; (iii) any other Investment in the Controlled Entity is pledged to secure the Bonds; (iv) the Controlled Entity is managed by Showboat or a wholly-owned Subsidiary of Showboat, and subject to any required consent from any regulatory agency or body, the revenues from any management or similar contract from such Controlled Entity received by any Subsidiary of Showboat is assigned to the Trustee to secure the Bonds or a Guarantee thereof; and (v) no such pledge shall require the Trustee or any Bondholder to become licensed, qualified or found suitable under any gaming law prior to the realization or foreclosure of such pledge. Moreover, Showboat will only be permitted to make an investment in a Controlled Entity only if, from the effective date of the Proposed Amendments, as modified, to December 31, 1996 the Company's Fixed Charge Coverage Ratio for the Company's most recently ended 12 months is greater than 1.50 to 1 and for the period commencing after December 31, 1996 the Company's Fixed Charge Coverage Ratio for the Company's most recently ended 12 months is greater than 1.75 to 1.


     All Indebtedness of the Controlled Entity will be nonrecourse to Showboat, the Las Vegas Showboat Hotel, Casino and Bowling Center and the Atlantic City Showboat Casino Hotel. Showboat shall be prohibited from contributing any of the assets of the Las Vegas Showboat Hotel, Casino and Bowling Center or the Atlantic City Showboat to a Controlled Entity. If at any time a Controlled Entity ceases to be a Controlled Entity, it will become a Restricted Payment on that date unless Showboat's investment in the Controlled Entity is purchased at the greater of its original investment or book value at the date the Controlled Entity ceases to be a Controlled Entity.


     For purposes of Section 4.09, the Company would like its 27% held subsidiary Sydney Harbour Casino Holdings Limited designated a Controlled Entity. The Sydney Harbour Casino project as currently planned would require Showboat to invest up to approximately A$135,000,000, for an approximate 27% interest in the Sydney Harbour Casino. Due to foreign currency fluctuations, the proposed Amendment will provide that Showboat may invest up to $110 million in SHCH and such investment shall not be a Restricted Payment. Amounts invested in excess of $110 million in SHCH shall be a Restricted Payment. The management fee is expected to be based on both the total revenue and the gross operating profit of the Sydney Harbour Casino.


     The following table gives comparative statistics on Australian casinos.

                                                         Casino
                                                         Revenue
                           Year  Number of   Number of  $M (Aus)
          Casino          Opened  Tables     Machines   1991/1992
          ------          ------  ------     --------   ---------
         Hobart             1973     40         272        29
         Darwin             1979     35         386        25
         Alice Springs      1982     21         196         8
         Launceston         1982     25         188        19
         Gold Coast         1985    112         998       167
         Perth              1985    115       1,128       201
         Adelaide           1985     93         750        89
         Townsville         1986     34         182        20
         Canberra*          1992     47          --       N/A
         Brisbane           1995    100       1,200       N/A
         Cairns             1995     45         540       N/A
         Sydney**           1995    150         500       N/A
         Melbourne***       1996    200       2,500       N/A
         Sydney***          1997    200       1,500       N/A
_______________


  *Currently operating at a temporary location with 37 tables.
 **Temporary Casino.
***Permanent Casino.

     Source:  Australian Casino Regulatory Organizations


     Based on the maximum allowable number of gambling tables, the permanent Sydney Harbour Casino will rank as one of the largest casinos in the world. The temporary Sydney Harbour Casino will also be the largest in Australia (based upon the maximum number of tables permitted) until the new Melbourne Casino opens in 1996. The permanent Sydney Harbour Casino has the same number of permitted gaming tables as the Melbourne Casino, although fewer machines.


     Additionally, Showboat has agreed that the Amendments shall not become effective, among others, unless Showboat delivers to the Trustee a collateral assignment of the distributions and income from the Showboat Star Casino. Currently, Holders of the Bonds do not have a security interest in Showboat's distributions and income from the Showboat Star Casino.



          (b) Permit the incurrence of up to $150 million of subordinated debt. In combination with an equity offering the Company would like to raise $150 million of subordinated debt to fund its rapid diversification and expansion. The debt financing would be unsecured and expressly subordinated in right of payment to the Bonds with a maturity date after the maturity date of the Bonds. Holders are requested to amend Section 4.08 to permit the incurrence of up to $150 million in debt with at least $100 million designated for the investment in SHCH.



          (c) Permit Showboat to pay its Regular Quarterly Dividend and make certain Restricted Payments currently permitted by Section 4.09(b). A Regular Quarterly Dividend is a quarterly dividend regularly and normally declared and paid by Showboat in accordance with its prior business practices in an amount not to exceed $0.10 per fiscal year (or the equivalent thereof after giving effect to any stock splits, stock dividends or recapitalizations of the common stock after June 17, 1994. The additional debt permitted to be incurred as a result of this Consent Solicitation will limit Showboat's ability, among others, to pay its Regular Quarterly Dividend, make Permitted Investments in Controlled Entities and make Restricted Investments in Non-Recourse Subsidiaries. The Company will have significant resources to pay its Regular Quarterly Dividend and make Restricted Investments of up to $75 million in Non-Recourse Subsidiaries (as currently permitted), however, the Company will not be able to meet the requirement to be able to incur $1.00 of additional indebtedness under the Fixed Coverage Ratio test. Holders are requested to amend Section 4.09(b) to permit the Company to pay its Regular Quarterly Dividend, make certain Restricted Payments (as currently permitted in Section 4.09(b)) and pursuant to the requested new clauses (ix) and (x) to Section 4.09(b) regarding Controlled Entities and the Company's investment in SHCH, Showboat Marina Partnership, Showboat Star Partnership, and Showboat Mohawk Investment Limited Partnership.



          (d) Reduce the amount of pari passu indebtedness permitted for Project Expansions. For any expansion at the Atlantic City Showboat or the Las Vegas Showboat, Showboat and its Subsidiaries will not incur more than 50% of the Project Cost as pari passu debt. Holders are requested to amend Section 4.07(e)(ii) to restrict Showboat from providing more then 50% of any Project Cost of any Project Expansion at Atlantic City Showboat or the Las Vegas Showboat as debt which is pari passu to the Bonds.




CERTAIN CONSIDERATIONS

     Each Holder should carefully consider the following factors, among others, in evaluating the Amendments.



     Fraudulent Conveyance Considerations. One of the proposed Amendments will require from time to time the issuance of Subsidiary Guaranties from a Subsidiary of Showboat. Under applicable provisions of federal bankruptcy law or comparable provisions of state fraudulent transfer law, if any of Showboat or the Guarantors (a)(i) is engaged in a business or transaction for which the assets of Showboat or the Guarantors constituted unreasonably small capital or (ii) intends to incur, or believes that it would incur, debts beyond its ability to pay such debts as they mature or (iii) was a defendant in an action for money damages, or had a judgment for money damages docketed against it (if, in either case, after final judgment the judgment is unsatisfied), and (b) any of Showboat or the Guarantors as the case may be, at the time of the issuance of the Guaranties receives less than reasonably equivalent value or fair consideration, the Bonds (including the Guaranties), and any pledge or other security interest securing such indebtedness could be voided, or claims in respect of the Bonds (including the Guaranties) or such indebtedness could be subordinated to all other debts of the Company or the Guarantors. The voiding of any of such pledges or other security interests or any such indebtedness could result in an event of default with respect to such indebtedness, which could result in acceleration thereof and, through cross default provisions, other indebtedness. In addition, the payment of interest and principal by the Company pursuant to the Bonds or the payment of amounts by Guarantors pursuant to the Guaranties could be voided and be required to be returned to the Company or any Guarantor, or to a fund for the benefit of the creditors of the Company or any Guarantor or to any judgment creditor referred to in clause (iv) above.



     Ability, to Realize on Collateral. The Trustee's ability to foreclose upon the Collateral will be limited by the relevant gaming laws, which require that persons who own or operate a casino hotel hold a casino license. Showboat currently operates a gaming business in New Jersey, Nevada, and Louisiana, and is applying for gaming license in Australia and Indiana. Generally, no person can hold a gaming license unless the person is found qualified or suitable by each jurisdictions gaming authority (the "Gaming Authority"), respectively. In order for the Trustee to be found qualified or suitable the Gaming Authority would have discretionary authority to require the Trustee and any or all of the holders of the Bonds to file applications, be investigated and be found qualified or suitable as a landlord or landlords of gaming establishments. The applicant for qualification, a finding of suitability or licensing must pay all costs of such investigation. If the Trustee is unable or chooses not to qualify, be found suitable, or licensed to own or operate such assets, it would either have to sell such assets or retain an entity licensed to operate such assets. In addition, in any foreclosure sale or subsequent resale by the Trustee, licensing requirements under the relevant gaming laws may limit the number of potential bidders and may delay any sale, either of which events could have an adverse effect on the sale price of such collateral.


                      CONSENT SOLICITATION

General Terms of Solicitation


     In order to effect the proposed Amendments, Holders of more than 50% of the aggregate outstanding principal amount of the Bonds must consent to such Amendments. Attached hereto as EXHIBIT A is the form of Consent to be executed and delivered by each of the Holders. There are presently issued and outstanding $275,000,000 aggregate principal amount of Bonds. Accordingly, the Amendments must be approved by the holders of more than $137,500,000 aggregate principal amount of Bonds. Holders of the Bonds who wish to Consent to the proposed Amendments must consent to all of the proposed Amendments as a whole. If you have previously consented to Amendments identified in the Consent Solicitation Statement dated June 1, 1994, Showboat will accept the previously provided Consent and pay the consideration specified below to such consenting Holding. However Holders of more than $137,500,000 aggregates principal amount of the Bonds must consent to the Amendments, as modified and desire to consent to the Amendments, as modified, the Company shall deem the previously delivered Consent as the Consent to the Amendments, as modified.


     This Consent Solicitation is being sent to all parties who are Holders of record of the Bonds at the close of business on the Record Date.

     If the requisite Consents are received on or prior to the Expiration Date, and all other conditions to the Amendments have been satisfied or waived, then a Supplemental Indenture will be executed amending the Indenture, together with such other amendment agreements as may be necessary to amend the Related Documents.

Procedure for Consenting

     A Consent can only be effected by execution of the enclosed form of Consent attached as EXHIBIT A, properly completed, executed and delivered by each of the Holders to the Trustee at the address set forth on page 2 of this Consent Solicitation. Upon receipt by the Solicitation Agent of a Consent completed and executed by a Holder, the Holder will be deemed to have consented to or disapproved of the Amendments as delineated in the Consent.

     Only registered Holders of the Bonds as of the record date set forth above may deliver a Consent (or holders of a valid proxy from the holder of record). Any beneficial owner of Bonds who is not the registered Holder of such Bonds must arrange with the registered holder to execute and deliver the Consent on his, her or its behalf (or holders of a valid proxy from the holder of record).

     All questions as to the validity, form, eligibility, receipt and acceptance of any Consent will be resolved by Showboat, whose determination shall be final and binding. Showboat reserves the right to waive any defects or irregularities or conditions of delivery as to particular Consents. Showboat's interpretation of the terms and conditions of the Consent Solicitation Statement shall be conclusive and binding.

     All inquiries or correspondence with respect to or any request for additional information or copies of this Consent Solicitation should be directed to the Solicitation Agent,
Attention: Kirk B. Wortman, at its address and telephone number set forth on page 5 of this Consent Solicitation Statement.

Consideration for Consenting


     Showboat will pay to Holders who Consent to the proposed Amendments a cash fee equal to 2.0% of the outstanding principal amount of the Bonds held by each such Consenting Holder upon the effectiveness of the proposed Amendments. HOLDERS WHO DO NOT CONSENT WILL NOT RECEIVE ANY PAYMENT IF THE PROPOSED AMENDMENTS ARE APPROVED.


Expiration Date; Extensions


     The term "Expiration Date" means 5:00 p.m. New York time July 1, 1994, unless Showboat, in its sole discretion, extends the period during which the Consent Solicitation is open. In such event, the term "Expiration Date" shall mean the time and date on which such Consent Solicitation, as so extended by Showboat, shall expire. Showboat reserves the right to extend the Consent Solicitation at any time and from time to time by making a public announcement of any such extension of the Expiration Date or by sending notice of such extension to such record holders.


Revocation of Consents

     Consents with respect to the Amendments will become irrevocable when the Trustee receives an officer's certificate and opinion of counsel from Showboat certifying that the Holders of the requisite principal amount of Bonds have consented to the Amendments. Consents may be revoked at any time prior to the Expiration Date by delivery to the Trustee a written notice of revocation signed and dated by the registered Holder of the Bonds, accompanied by information sufficient to enable the Trustee to identify the Bonds covered by the Consent so revoked and to determine the rights of such Holders to revoke such Consent.

Voting Procedures

     A majority of Holders of the principal outstanding amount of the Bonds, or Holders of $137,500,000, must approve the proposed
Amendments at the meeting. Abstentions or failure to consent are treated as votes "Against" the proposed Amendments.

     The Trustee will tabulate the number of "For" votes, "Against" votes, and "Abstain" votes for the proposed Amendments.

Ownership of Management and Certain Other Beneficial Owners

     As of May 19, 1994, other than J.K. Houssels and John D. Gaughan, no director of Showboat owns any of the Bonds. J.K. Houssels owns $450,000 and John D. Gaughan owns $3,640,000 (or 1.3% of the outstanding Bonds) in principal amount of the Bonds. All directors and officers, as a group hold $4,100,000 in principal amount of the Bonds or 1.5%, collectively, of the outstanding Bonds. Mr. Houssels and Mr. Gaughan's address is 2800 Fremont Street, Las Vegas, Nevada, 89104. Showboat is not aware of the extent of the holdings of any other beneficial holder of the Bonds. However, the following table discloses the names and addresses, the amount of the Bonds held, and percentage held by certain institutions.

                                   Principal              % of
                                   Amount of           Outstanding
Name and Address                   Bonds Held             Bonds
- -------------------------          ----------           --------
Bank of New York
925 Patterson Plank Road
Secaucus, NJ 07094                 $16,020,000              5.8

Bankers Trust
Corporate Securities Service
16 Wall Street - Level D
New York, NY 10005                 $30,100,000             10.9

Boston Safe Deposit
  & Trust Co.
c/o ADP Proxy Services
51 Mercedes Way
Edgewood, NY 11717                 $18,250,000              6.6

Northern Trust Co.-Trust
c/o ADP Proxy Services
51 Mercedes Way
Edgewood, NY 11717                 $51,550,000             18.7

SSB-Custodian
c/o ADP Proxy Services
51 Mercedes Way
Edgewood, NY 11717                 $49,180,000             17.9


1995 Annual Meeting of Shareholders

     According to the Company's Restated Bylaws, the next annual meeting of shareholders is expected to be held on or about
April 25, 1995. Security holders desiring to present proper proposals at that meeting and to have their proposals included in the Company's proxy statement and form of proxy for that meeting must submit the proposal to the Company, and it must be received by the Company at its executive offices at 2800 Fremont Street, Las Vegas, Nevada 89104 no later than December 17, 1994. The proposal must comply with Securities and Exchange Commission Regulation 14a-8.

Expenses of Solicitation

     Showboat will bear the expense of preparing, printing and mailing this Consent Solicitation and the accompanying form of Consent, including legal, accounting and other expenses. In addition to solicitation by use of the mails, Consents may be solicited by directors, officers, employees and agents of Showboat in person or by telephone, telegram or other means of communication. Such directors, officers, employees and agents will not be additionally compensated but may be reimbursed for out-of-pocket expenses in connection with the Solicitation. Arrangements may also be made with brokerage houses, custodians, nominees and fiduciaries for forwarding this Consent Solicitation to the beneficial owners of the Bonds held of record by such party and Showboat may reimburse such brokerage house, custodians, nominees and fiduciaries for reasonable expenses incurred in connection therewith.

     In addition, Showboat has retained the Solicitation Agent for solicitation and advisory services in connection with this Consent Solicitation Statement. For such services, the Solicitation Agent will receive a fee of $150,000. The Solicitation Agent will also be reimbursed for certain out-of-pocket expenses and will be indemnified against certain liabilities, including liabilities under federal securities laws, in either case incurred in connection with the Solicitation. The Solicitation Agent will solicit consents for individuals, brokers, bank nominees and other institutional holders of the Bonds.

Available Information

     The Company is subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at the New York Regional Office of the Commission,
7 World Trade Center, 13th Floor, New York, New York 10048; and at the Chicago Regional Office of the Commission, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Company's Common Stock, $1.00 par value, is listed on the New York Stock Exchange. Reports, proxy statements, and other information concerning the Company may be inspected at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005.

     A copy of the Indenture is available without charge, upon written or oral requests by any person to whom this Consent Solicitation Statement has been delivered, from H. Gregory Nasky, Secretary, Showboat, Inc., 2800 Fremont Street, Las Vegas, Nevada 89104 (telephone (702) 385-9141).

                            EXHIBIT A
                            ---------
                         SHOWBOAT, INC.



                          CONSENT FORM

TO:  Showboat, Inc.
     2800 Fremont Street
     Las Vegas, Nevada  89104

     Attention:  Reorganization Operations Department
                 IBJ Schroder Bank & Trust Company
                 One State Street
                 New York, New York  10004
                 Telephone: (212) 858-2103
                 Fax: (212) 858-2611

     RE:  Consent Solicitation dated May 20, 1994, as amended on
          June 17, 1994, for Proposed Amendments to Indenture dated as of May 18, 1993


     The undersigned hereby certifies to Showboat, Inc., a Nevada corporation ("Showboat"), that as of May 19, 1994, the undersigned was the Holder of record of $__________ aggregate principal amount of the Showboat's 9-1/4% First Mortgage Bonds due 2008 (or was a beneficial owner of such Bonds on such date and was a participant with the Depositary Trust Company through which such Bonds were owned of record). The undersigned Holder further certifies that it is authorized to execute and deliver this Consent Form for and on its behalf and/or for and on behalf of any beneficial owner of the above-described Bonds.


     The undersigned Holder acknowledges that each of the terms not otherwise defined herein shall have the meanings assigned thereto in the Consent Solicitation to which this Consent Form was attached.

     The following sets forth the Amendments to the Indenture proposed by Showboat. The Amendments to the Indenture shall be in substantially the form set forth below with such non-material alterations as Showboat in its discretion deems necessary or desirable or such other changes as Showboat and the Trustee determine necessary and proper in light of or to effect the substance and purpose of the proposed Amendments.


                     THE PROPOSED AMENDMENTS

     Add the following definitions to Section 1.01:

     Section 1.01 of the Indenture shall be amended to insert the following:

     "Australian Gaming Approval" means the official selection of SHCH (or a Subsidiary of SHCH) as the sole licensee or operator of a casino gaming operation in Sydney, Australia.


     "Controlled Entity" means:

          any of (a) SHCH, (b) any Non-Recourse Subsidiary of the Issuer, including Showboat Star Partnership and Showboat Marina Partnership, provided that the Issuer or a Subsidiary of the Issuer owns at least 50% of the outstanding Capital Stock of such Non-Recourse Subsidiary, and which is designated by the Issuer as a Controlled Entity or (c) any Qualified Native American Gaming Project, including the Qualified Native American Project to be managed by Showboat Mohawk Investment Limited Partnership, provided that in each case:

               (i) each Subsidiary of the Issuer that owns, directly or indirectly (through one or more Subsidiaries), any Capital Stock of such Controlled Entity shall become a Guarantor of the Bonds by execution of a Subsidiary Guaranty;

               (ii) the Capital Stock of each such Guarantor or such Controlled Entity owned by the Issuer or by any Subsidiary shall be pledged to the Trustee as Collateral to secure the Bonds or the guaranty of such Guarantor pursuant to a Guarantor Pledge Agreement, which, in the case of Capital Stock in the form of a partnership interest, may be in the form of a collateral assignment of the distributions or income from the partnership;

               (iii) each Subsidiary that owns any other Investment (including any loan or advance) in or to such Controlled Entity shall pledge, hypothecate, or collaterally assign such Investment to the Trustee as Collateral to secure the Bonds or a Guarantee of the Bonds;

               (iv) such Controlled Entity is a Managed Entity or a Subsidiary of such Controlled Entity which is engaged in gaming activities is a Managed Entity, and, to the extent not restricted by any Gaming Authority, the revenues from any management contract to manage such Controlled Entity or revenues from any administrative, development, support or similar fee generating agreement from such Controlled Entity received by any Subsidiary of the Issuer shall be pledged, hypothecated or collaterally assigned to the Trustee to secure the Bonds or a Guarantee thereof; and

               (v)       no such pledge, hypothecation or
                         collateral assignment (prior to the
                         realization or foreclosure thereon)
                         shall require the Trustee or any
                         Bondholder to become licensed, qualified or found suitable under any gaming law or regulation (solely due to such pledge, hypothecation or collateral assignment) unless the Trustee or such Bondholder consents to such procedure.


     "Managed Entity" means either (i) any Person that is not under Third-Party Management, so long as such Person is not under Third-Party Management or (ii) a Person that the Issuer or any Subsidiary has a contract with to manage the day-to-day gaming operations and affairs, so long as such contract remains in effect.

     "Management Contract Approval" means, with respect to the Sydney Harbour Casino, a binding agreement with SHCH that provides that the Issuer or a Person at least 80% of whose equity interests are owned by the Issuer or a wholly-owned Subsidiary (other than a Non-Recourse Subsidiary) will manage the gaming operations of the Sydney Harbour Casino for a period of not less than 12 years.


     "Regular Quarterly Dividend" means the quarterly dividend determined by the Board of Directors of the Issuer in its reasonable judgment to be its regular and normal quarterly dividend and paid by the Issuer in accordance with the Issuer's prior business practices in an amount per share not to exceed $0.10 per fiscal year (or the equivalent thereof after giving effect to any stock splits, stock dividends or recapitalizations of the common stock after June 17, 1994).


     "Qualified Native American Gaming Project" means any Gaming Related Business in the United States owned by a tribe or band of Native Americans in which the Issuer or a Subsidiary holds a management contract to manage or operate the day-to-day casino or gaming operations.


     "SHCH" means Sydney Harbour Casino Holdings Limited, a New
     South Wales corporation.

     "Sydney Harbour Casino" means all of SHCH's interest in its proposed casino and related properties located in Sydney, Australia.

     "Third-Party Management" with respect to any Person means that the day-to-day affairs or business operations of such Person are managed by a third party that is not the Issuer or any of its Subsidiaries.

     Replace Section 4.07(e)(ii) in its entirety as follows:

     "(ii)     the aggregate principal amount of such
               Indebtedness does not exceed 50% of the aggregate
               Project Costs of such Project Expansion; and"

     Add the following to Section 4.08 ("Limitation on Indebtedness") by inserting the following clause in the second paragraph thereof immediately after clause (ix) thereof and before the "." and deleting the word "and" preceding such clause:


     "and (x) the incurrence by the Issuer of up to $150 million in aggregate principal amount of Indebtedness outstanding at any one time under this clause (x) and the guarantee by any Guarantor of such Indebtedness; provided, that (1) the net proceeds up to $100 million must be kept in a segregated account in the United
     States invested in Cash Equivalents pledged as Collateral to secure the Bonds until the receipt of the Australian Gaming Approval and Management Contract
     Approval, or if such Australian Gaming Approval and Management Contract Approval is not obtained within one year of such incurrence, such segregated net proceeds shall be used to redeem or prepay such Indebtedness or to fund an offer to all Holders to repurchase the Bonds at a purchase price of 100% of the principal amount thereof, together with accrued and unpaid interest, or, if such net proceeds remain after such offer, such net proceeds may be used for general corporate purposes and
     (2) such Indebtedness must not be secured, such Indebtedness and any guaranty thereof must be expressly subordinated in right of payment to the Bonds and/or a Subsidiary Guaranty of the Bonds and no installment of principal on such Indebtedness shall have a sinking fund payment, scheduled maturity or final maturity prior to May 15, 2008."


     Section 4.09(a)(2) shall be amended to add the following introductory phrase to such subparagraph: "With respect to a Restricted Payment other than a Regular Quarterly Dividend or a Restricted Investment in a Subsidiary engaged in a Gaming Related Business," Section 4.09(a)(3) shall be amended by replacing the first parenthetical therein with "(including Restricted Payments permitted by clauses (i) and (ii) of Section 4.09(b) but excluding any Restricted Payments permitted by clauses (iii)-(x) of Section 4.09(b))." The provision at the end of Section 4.09(b) shall be amended by deleting the words "clauses (iii)-
(viii)" and replacing them with the words "clauses (iii)-(x)" and by deleting the phrase beginning with "and (y)" to the end of the sentence.

     Section 4.09(b)(vii) is hereby amended to read as follows:
"dividends or distributions from a Non-Recourse Subsidiary and dividends or distributions from a Controlled Entity to a Non-
Recourse Subsidiary."

     Add the following to Section 4.09 ("Limitation on Restricted
Payments") by inserting the following clause in paragraph (b) immediately after clause (viii) thereof and deleting the word
"and" preceding such clause:


     "(ix) Investments by the Issuer or any Guarantor in Controlled Entities, so long as such Persons remain Controlled Entities provided that (A) any Investment in SHCH exceeding $110 million shall be a Restricted Payment pursuant to the preceding paragraph, (B) any Investment in Showboat Marina Partnership exceeding $30 million shall be a Restricted Payment pursuant to the preceding paragraph, (C) any Investment in Showboat Mohawk Investment Limited Partnership exceeding $30 million shall be a Restricted Payment pursuant to the preceding paragraph, (D) neither the Issuer nor any Guarantor shall invest any portion of the Las Vegas Showboat or the Atlantic City Showboat in, or contribute any such assets to, a Controlled Entity, and
     (E) the Issuer would have, at the time of such Investment and after giving effect thereto as if such Investment had been made at the beginning of the applicable four-quarter period, a Fixed Charge Coverage Ratio of at least 1.5 to 1 if such Investment is made prior to December 31, 1996 and at least 1.75 to 1 if such Investment is made thereafter; and

     (x) the retirement of any Indebtedness incurred to finance or refinance the Restricted Investment used to develop, construct or open the Sydney Harbour Casino in the event that Australian Gaming Approval is not obtained or Management Contract Approval is not obtained in accordance with the provisions of Section 4.08(b)(x)."

     Add new Section 4.09(e) that shall read as follows:

     "(e) If any Controlled Entity ceases to be a Controlled Entity, then all Investments owned by the Issuer or any Subsidiary (other than a Non-Recourse Subsidiary) in such Controlled Entity shall be deemed to be a Restricted Investment made on such date, unless such former Controlled Entity purchases or redeems all such Investments for a price at least equal to the greater of the book value of such Investments on the date such entity ceases to be a Controlled Entity or the original amount of such Investments."

     Section 4.14 shall be amended to read in its entirety:

     "If the Issuer or any of its Subsidiaries shall transfer or cause to be transferred, in one or a series of related transactions, any Collateral having a book value in excess of $5 million to any Subsidiary (other than a Non-Recourse Subsidiary or a Controlled Entity) that is not a Guarantor, then such transferee or acquired Subsidiary shall execute a Subsidiary Guaranty and deliver an opinion of counsel, in accordance with the terms of this Indenture."


     With respect to the principal amount of the Bonds indicated on the first page of this Consent, the undersigned hereby consents to the foregoing Amendments.


     Showboat, Inc. and the undersigned agree that the Amendments shall become effective upon (i) the receipt of the requisite consents from the Holders of a majority in principal amount of the Bonds, (ii) the execution of a supplemental indenture evidencing the Amendments, and (iii) the delivery to the Trustee of guarantee and pledge or security agreements evidencing that Showboat Star Casino has become a Controlled Entity pursuant to the definition thereof in the Amendments.


     This Consent Form has been executed by the undersigned
Holder as of the ____ day of _________________, 1994.

                                   ______________________________



                                By:______________________________


                               Its:______________________________